Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 7, 2015 (the “Effective Date”) by and between Elizabeth Czerepak (“Czerepak”) and Altimmune, Inc. (f/k/a Vaxin, Inc.), a Delaware corporation (“Altimmune”).

WHEREAS, Czerepak currently serves as the Chief Financial Officer of Altimmune pursuant to that certain Offer Letter, by and between Czerepak and Altimmune, dated as of March 26, 2015 (the “Offer Letter”);

WHEREAS, the Offer Letter expressly contemplates that Altimmune and Czerepak will enter into this Agreement to govern the terms and conditions of Czerepak’s employment relationship with Altimmune;

WHEREAS, in connection with the execution of this Agreement, the Board of Directors of Altimmune (the “Board”) or an authorized committee thereof and Czerepak desire to terminate and supersede in its entirety, subject to Section 9 of this Agreement, the Offer Letter as of the Effective Date pursuant to the terms hereof to assure Altimmune of Czerepak’s continued employment in an executive capacity and to compensate her therefor; and

WHEREAS, Czerepak acknowledges that, in executing this Agreement, she has had a reasonable opportunity to seek the advice of independent legal and tax counsel, and has read and understood all of the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Titles, Duties and Responsibilities.

(a) Title and Duties. During the Employment Period (as defined in Section 2 below), Czerepak shall serve as Chief Financial Officer of Altimmune and shall have such duties, responsibilities and authority commensurate with such position, and such additional duties and responsibilities commensurate with such position as shall be determined from time to time by the Chief Executive Officer of Altimmune (the “CEO”).

(b) Reporting Responsibilities. Czerepak shall report directly to the CEO.

(c) Conflicts of Interest and Compliance with Laws. Except as specifically set forth in this Section 1(c), during the Employment Period, Czerepak shall devote her entire time, attention, energies and business efforts to the affairs of Altimmune. Except as set forth below, during the Employment Period, Czerepak shall not, without the prior written consent of the Board (x) engage, directly or indirectly, in any other business activity that materially interferes with her duties as set forth in this Agreement and/or that creates a conflict of interest, (y) act as a proprietor, partner, director, officer, executive, consultant, advisor, agent, representative or any other capacity of any entity other than Altimmune and its divisions, subsidiaries and other affiliated entities, regardless of whether such activity is for gain, profit or other pecuniary advantage, or (z) allow or cause Altimmune to participate in any transaction with Czerepak, any of her relatives (other than as employees of Altimmune), or any entity in which Czerepak or any of her relatives has an interest. Czerepak further agrees that she shall not knowingly take any action, or authorize the taking of any action, that contravenes any applicable federal, state, municipal or other political subdivision ordinance, statute or rule, regulation or order of any jurisdiction. Czerepak agrees to immediately disclose to the Board any relationship, action or activity that may potentially be subject to the provisions of this Section 1(c).

2. Employment Term. Unless sooner terminated as provided elsewhere in this Agreement, Czerepak’s employment with Altimmune under this Agreement shall begin on the Effective Date and end at 11:59 p.m. Eastern Time on December 31, 2017 (the “Initial Employment Period”). Commencing on January 1, 2018 and each January 1 thereafter (the “Extension Date”), this Agreement shall automatically renew on the terms and conditions as then in effect for additional successive periods of one (1) year unless terminated by either party upon written notice to the other party not less than ninety (90) days prior to the Extension Date. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 6 hereof.

3. Salary, Bonus and Other Compensation. During Czerepak’s employment, Altimmune shall provide the following salary, bonus and other compensation to Czerepak:

(a) Base Compensation. Altimmune shall pay Czerepak an initial annual base salary of Two Hundred Ninety Thousand Dollars ($290,000) per annum (or, upon the consummation of a Qualified IPO (as defined in Exhibit A hereto), the base salary shall be Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum) (such salary, as applicable, “Base Salary”), payable in substantially equal installments in accordance with Altimmune’s normal payroll practices. Czerepak’s compensation shall be evaluated and adjusted by the Compensation Committee of the Board (the “Committee”) on at least an annual basis, provided that in no event shall Czerepak’s Base Salary be reduced while this Agreement is in effect.

(b) Annual Bonus. In addition to the Base Salary, during each year of the Employment Period, Czerepak will be eligible for an annual cash bonus (“Annual Bonus”) with a target award equal to thirty percent (30%) of the Base Salary, prorated for any partial periods. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan. The actual Annual Bonus payouts will be based on achievement of the individual and/or company performance criteria established for the applicable fiscal year by the Committee in its sole and absolute discretion. Czerepak must be actively employed on December 31st of the applicable fiscal year to be eligible for an Annual Bonus payment. The Annual Bonus shall be paid no later than the March 15th of the fiscal year immediately following the fiscal year in which such Annual Bonus was earned.

(c) Equity Awards. Czerepak will be entitled to participate in the Altimmune 2016 Omnibus Incentive Plan or such other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of Altimmune from time to time, as determined by the Committee in its sole and absolute discretion.

4. Benefits. During the Employment Period, Czerepak shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans provided by Altimmune (including, but not limited to, life insurance, disability insurance, medical insurance, dental insurance) to the extent applicable generally to senior executives of Altimmune, and consistent with the following specific agreements:

(a) Vacation. Czerepak will be entitled to twenty (20) days of paid vacation and six (6) days of personal and sick leave each year during the Employment Period. Czerepak is permitted to carry over a maximum of twelve (12) days of personal and sick leave per year, subject to applicable law.

(b) Health, Life, Vision and Disability Insurance. Czerepak will be entitled to participate in all health, vision and dental insurance programs provided by Altimmune to the extent applicable generally to senior executives of Altimmune.

5. Reimbursement of Business Expenses. Altimmune shall reimburse Czerepak for all reasonable and customary out-of-pocket business expenses incurred by Czerepak in the course of her duties (to include monthly expenses to maintain cellular telephone service), in accordance with Altimmune’s policies as in effect from time to time. Czerepak shall be required to submit to Altimmune appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Czerepak during any calendar year will not affect the amount of expenses eligible for reimbursement to Czerepak in any other calendar year; (ii) the reimbursements for expenses for which Czerepak is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary company policies and procedures regarding such reimbursement of expenses.

6. Termination Provisions.

(a) Termination by Altimmune for Cause or Termination by Czerepak without Good Reason. Altimmune may terminate Czerepak’s employment immediately for Cause (as defined below) and Czerepak may terminate her employment at any time without Good Reason upon providing Altimmune at least thirty (30) days advance written notice. Upon such termination, Altimmune shall provide Czerepak with the following: (i) payment of any accrued Base Salary through and including the date of Czerepak’s termination to the extent not theretofore paid; (ii) any accrued and unused vacation pay through and including the date of Czerepak’s termination; (iii) any unreimbursed business expenses in accordance with Section 5 hereof, and (iv) such accrued and vested rights or benefits as may be due to Czerepak under any Altimmune sponsored employee benefits plans payable in accordance with the terms and conditions of such plans (the payments and benefits referred to in subclauses (i) through

(iv) above shall be collectively referred to as the “Accrued Obligations”). Except as provided in this Section 6(a), termination pursuant to this Section 6(a) shall terminate any other rights Czerepak may have under this Agreement and shall relieve Altimmune of any other obligations it may have under this Agreement.

For purposes of this Agreement, termination for Cause shall mean the termination of Czerepak’s employment by Altimmune due to: (i) a material breach by Czerepak of her fiduciary duties to Altimmune; (ii) a material breach by Czerepak of this Agreement after being given written notice of such breach and a failure to cure within thirty (30) days of such notice; (iii) Czerepak’s willful failure or refusal to follow Altimmune’s written policies after being given written notice of said failure or refusal and a failure to cure within thirty (30) days of such notice; (iv) Czerepak’s conviction of, or plea of guilty or nolo contendere, to a felony; and/or (v) Czerepak’s continuing and willful refusal to act as directed by the Board or CEO (other than refusal resulting from incapacity due to physical or mental illness), after written notice is delivered to Czerepak within sixty (60) days of such refusal which identifies said refusal and sets forth a plan of corrective action and a failure to cure within thirty (30) days of such notice.

(b) Termination by Altimmune without Cause or Resignation by Czerepak for Good Reason. Altimmune may terminate Czerepak’s employment without Cause at any time upon prior written notice to Czerepak and Czerepak may terminate her employment for Good Reason (as defined below). Upon such termination, subject to Czerepak’s continued compliance with the restrictive covenants set forth in Section 7, Altimmune shall provide Czerepak with the following:

(i) continued payment of the Cash Severance Amount (as defined below) in equal monthly installments during the applicable severance period (as determined below) following the effective date of such termination and otherwise payable in accordance with Altimmune’s normal payroll practices. As used herein, the “Cash Severance Amount” shall be equal to six (6) months of Czerepak’s Base Salary existing at the time of such termination payable over the six (6) month period following such termination, except that if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control (as defined below), the Cash Severance Amount shall instead be equal to the sum of twelve (12) months of Czerepak’s Base Salary (existing at the time of such termination) plus Czerepak’s target Annual Bonus for the year of termination, payable over the twelve (12) month period following such termination;

(ii) subject to Czerepak’s timely election, and the availability, of continuation coverage under Part 6 of Title I of the Employment Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Code (“COBRA”), Altimmune will pay monthly, on Czerepak’s behalf, a portion of the cost of such coverage for the six (6) months after the date of such termination, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Czerepak would have been required to pay if Czerepak had remained an active employee of Altimmune (the “COBRA Assistance”); provided, however, if at any time Altimmune determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable laws, statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Assistance, Altimmune will instead pay Czerepak fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance would have otherwise been paid, subject to applicable tax withholdings;

(iii) any unpaid prior year’s Annual Bonus, payable by Altimmune to Czerepak at the same time annual bonuses in respect of the prior year are generally paid to senior executives of Altimmune;

(iv) the Accrued Obligations; and

(v) if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control, accelerated vesting of all unvested equity awards then outstanding and held by Czerepak (for the avoidance of doubt, if such termination does not occur during such one (1) year period, then any accelerated vesting of unvested equity awards shall be at the discretion of the Committee).

For purposes of this Agreement, resignation for Good Reason shall mean the resignation by Czerepak of her employment due to: (a) a reduction in Czerepak’s Base Salary or target Annual Bonus opportunity; (b) a material diminution in Czerepak’s authority, duties or responsibilities; or (c) a relocation by Altimmune of Czerepak’s principal place of business for the performance of her duties under this Agreement to a location that is anywhere outside of a 50-mile radius of Gaithersburg, Maryland; provided, however, that Czerepak must notify Altimmune within ninety (90) days of the occurrence of any of the foregoing conditions that she considers to be a “Good Reason” condition and provide Altimmune with thirty (30) days in which to cure the condition. If Czerepak fails to provide this notice and cure period prior to her resignation, or resigns more than six (6) months after the initial existence of the condition, her resignation will not be deemed to be for “Good Reason.”

For purposes of this Agreement, “Change in Control” means the occurrence of either (i) an acquisition from stockholders of Altimmune (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the securities of Altimmune entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition, or (ii) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of Altimmune and its subsidiaries, taken as a whole, to any Person (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction). For the avoidance of doubt, a transaction effected primarily for the purpose of (x) an equity financing of Altimmune, (y) the reincorporation of Altimmune in a different state, or (z) the formation of a holding company that will be owned exclusively by Altimmune’s stockholders, shall not be a Change in Control for purposes of this Agreement. A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, other than employee benefit plans sponsored or maintained by Altimmune and by entities controlled by Altimmune or an underwriter of the capital stock of Altimmune in a registered public offering.

(c) Death or Disability. Czerepak’s employment shall terminate automatically upon Czerepak’s death. Subject to applicable law, Altimmune may terminate Czerepak’s employment due to Czerepak’s Disability (as defined below). Upon any such termination, Altimmune shall provide Czerepak (or her estate as the case may be) with the Accrued Obligations through the date of termination. The term “Disability” shall mean Czerepak becoming physically or mentally disabled such that she is unable to perform her duties to Altimmune for a period of 90 consecutive days.

(d) Expiration of Employment Term. In the event notice of termination is provided by Czerepak in accordance with Section 2, Czerepak’s employment shall terminate upon the expiration of the Employment Period. Upon such termination, Altimmune shall provide Czerepak with the Accrued Obligations through the date of termination and her Annual Bonus.

(e) Limits. Notwithstanding anything herein to the contrary, Altimmune’s obligation to make any payments or benefits to Czerepak upon termination of her employment under the circumstances described in Section 6(b) (other than the Accrued Obligations) and 6(d) (other than the Accrued Obligations) is conditioned upon Czerepak’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with Czerepak’s employment and termination or resignation of employment with Altimmune and its affiliates (the “Release”) that becomes effective not later than sixty (60) days after the date of such termination or resignation of employment. Altimmune shall provide the form of the Release to Czerepak within seven (7) days following the date of Czerepak’s termination or resignation of employment. Subject to the foregoing and Section 21 hereof, the Cash Severance Amount will commence to be paid to Czerepak on the sixtieth (60th) day following Czerepak’s termination or resignation of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto. On any termination entitling Czerepak to the payments and benefits under Section 6(b) or 6(d), Altimmune and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in such section.

(f) Resignation from All Positions. Unless the parties otherwise agree in writing, upon the termination or resignation of Czerepak’s employment with Altimmune for any reason, Czerepak shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions Czerepak then holds as an officer, director or employee with Altimmune and any of its affiliates.

7. Secrecy, Non-Solicitation and Non-Competition.

(a) Secrecy. During the Employment Period and thereafter, Czerepak covenants and agrees that she will not, except in performance of Czerepak’s obligations to Altimmune, or with the prior written consent of Altimmune pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of her association with Altimmune or use any such information. The term “secret or confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Altimmune’s management with respect to Altimmune’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, member lists, financial information (including the revenues, costs or profits associated with any Altimmune’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Altimmune’s business. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Czerepak from reporting possible violations of federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Czerepak does not need the prior authorization of Altimmune to make any such reports or disclosures and Czerepak is not required to notify Altimmune that she made such reports or disclosures.

(b) Non-solicitation of Clients and Customers. Czerepak covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, she will not solicit, either directly or indirectly, any customer or client of Altimmune on behalf of any direct competitor of Altimmune for the purpose of diverting business from Altimmune. This Agreement extends to prevent Czerepak from soliciting on behalf of Czerepak or any other individual or entity that seeks to compete with Altimmune.

(c) Non-solicitation of Employees. Czerepak covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, she shall not directly or indirectly, on her behalf or on behalf of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who is an employee of Altimmune, to terminate his or her employment with Altimmune.

(d) Noncompetition. Czerepak covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, she will not directly or indirectly work for or engage in sales, marketing or related activities on behalf of herself or any other person or entity that is a direct competitor of Altimmune.

(e) Equitable Relief. Czerepak acknowledges and agrees that the services performed by her are special, unique and extraordinary in that, by reason of Czerepak’s employment, Czerepak may acquire confidential information and trade secrets concerning the operation of Altimmune, or that Czerepak may have contact with or obtain knowledge of Altimmune’s members or prospects, the use or disclosure of which could cause Altimmune substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Czerepak acknowledges and agrees that Altimmune shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Czerepak from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. Czerepak acknowledges and agrees that Altimmune shall be entitled to its attorneys’ fees and court costs should Altimmune successfully pursue legal action to enforce its rights under this Section 7.

(f) Return of Property. Upon termination or resignation of Czerepak’s employment with Altimmune, Czerepak shall promptly supply to Altimmune all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Czerepak during or prior to her employment with Altimmune, and any copies thereof in Czerepak’s (or capable of being reduced to Czerepak’s) possession.

(g) Survival. Any termination of Czerepak’s employment, of the Employment Period or of this Agreement (or breach of this Agreement by Altimmune or Czerepak) shall have no effect on the continuing operation of this Section 7.

8. Governing Law. This Agreement is made and entered into in the State of Maryland, without regard to conflict of laws rules, and the laws of the State of Maryland shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters described herein and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof (including, without limitation, the Offer Letter), and there are no representation, warranties or commitments, other than those in writing executed by the parties hereto; provided, however, that Czerepak’s reimbursement obligations to Altimmune for the sign-on bonus and the relocation allowance under the Offer Letter shall survive until the first anniversary of Czerepak’s employment commencement date with Altimmune.

10. Consent to Venue. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof, arising out of or relating in any way to the employment of Czerepak or termination thereof, shall be brought in the Federal courts located in the State of Maryland; provided, however, that if any of the aforementioned courts is found to lack subject matter jurisdiction, then to the exclusive jurisdiction of the state courts in the State of Maryland. By executing and delivering this Agreement, each party, for itself or herself and in connection with its or her properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

11. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THE EMPLOYMENT OF CZEREPAK OR TERMINATION THEREOF OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12. Assistance in Litigation. Czerepak shall make herself available, upon the request of Altimmune, to testify or otherwise assist in litigation, arbitration, or other disputes involving Altimmune, or any of the directors, officers, executives, subsidiaries, or parent corporations of Altimmune, at no additional cost during the Employment Period and at any time following the termination of Czerepak’s employment for any reason; provided, however, in the event such request is made by Altimmune after the Employment Period, Czerepak shall be reimbursed for any reasonable out-of-pocket expenses incurred with respect thereto and shall also be paid a reasonable daily stipend based on her Base Salary at the time of termination.

13. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Altimmune, to:

Altimmune, Inc.

19 Firstfield Road, Suite 200

Gaithersburg, Maryland 20878

ATTN: Chief Executive Officer

(b)	If to Czerepak, to:

The last address on file with Altimmune at the time of Notice.

14. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Czerepak and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall inure to the benefit of and be enforceable by Altimmune and any of its successors and assigns. Altimmune will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Altimmune to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that Altimmune would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Altimmune” shall mean “Altimmune” as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by Czerepak and the Chairman of the Board or their respective successors and legal representatives.

16. Construction. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

17. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

18. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

19. Survivorship. Upon the expiration or other termination of this Agreement or termination of Czerepak’s employment for any reason, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Withholding. Altimmune may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. Section 409A.

(a) Although Altimmune does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Code Section 409A to the extent this Agreement (or any benefit or payment provided hereunder) is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.

(b) Notwithstanding any provision to the contrary in this Agreement, if Czerepak is deemed on the date of her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Code Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of Czerepak’s “separation from service,” and (ii) the date of Czerepak’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Czerepak in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Code Section 409A, references to Czerepak’s “termination of employment” (and corollary terms) with Altimmune shall be construed to refer to Czerepak’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune.

(d) Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Altimmune. Notwithstanding anything herein, Czerepak shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

22. Section 280G.

(a) Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of Czerepak by Altimmune, any affiliate thereof, any person or entity who acquires ownership or effective control of Altimmune or ownership of a substantial portion of Altimmune’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Czerepak would receive, after all taxes, if Czerepak received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Czerepak’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Czerepak shall be subject to the Excise Tax; provided, however, that, solely to the extent applicable, Altimmune shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to Czerepak of such Payments without the application of an Excise Tax. If the Payments are so reduced, Altimmune shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b) The determination of whether the Payments shall be reduced as provided in Section 22(a) hereof and the amount of such reduction shall be made at Altimmune’s expense by an independent public accounting firm of national reputation selected by Altimmune (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Altimmune and Czerepak within ten (10) days after Czerepak’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by Czerepak with respect to the Payments, it shall furnish Czerepak with an opinion reasonably acceptable to her that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon Altimmune and Czerepak.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALTIMMUNE, INC.:		ELIZABETH CZEREPAK:

By:	/s/ William J. Enright	/s/ Elizabeth Czerepak
Chief Executive Officer

Date: December 7, 2015		Date: December 7, 2015

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